Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

CAMFOUR HOLDING, INC.,

GRABAGUN DIGITAL HOLDINGS INC.

and

PETER PICKNELLY,

BRIAN STEFANO,

and

MALCOLM C. GETZ

Dated as of October 26, 2026

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Annexes and Exhibits

Annex A – Definitions and Other Interpretive Matters

Exhibit A – Illustrative Calculation of Closing Working Capital

Exhibit B – Employment / Consulting Agreements

Exhibit C – Transaction Expenses

Exhibit D – Tax Allocation Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) dated as of October 26, 2026 is being entered into by and among GrabAGun Digital Holdings Inc., a Texas corporation (“Purchaser”), Camfour Holding, Inc., a Massachusetts corporation (“Seller”), the sole member of Camfour LLC, (f/k/a Camfour Inc.) a Texas limited liability company (the “Company”), and Peter Picknelly, an individual (“Picknelly”), Brian Stefano, an individual (“Stefano”), and Malcolm C. Getz, an individual (“Getz”, together with Picknelly and Stefano, collectively the “Shareholders”, and together with Seller, collectively the “Selling Parties”). Purchaser and Selling Parties are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A. Prior to the Conversion (as defined below), Seller owned all of the issued and outstanding shares of common stock of Camfour Inc. (the “Predecessor Company”) and collectively Picknelly, Stefano and Getz own all issued and outstanding shares of stock of Seller.

B. At least one (1) day prior to the date hereof, the Predecessor Company converted from a Massachusetts corporation to a Texas limited liability company by filing (A) a Certificate of Conversion with the Secretary of State of the State of Texas and (B) Articles of Charter Surrender with the Corporations Division of the Secretary of the Commonwealth (the “Conversion”).

C. Following the Conversion, Seller is the beneficial and record owner of 100% of the issued and outstanding membership interests of the Company (the “Company Interests”).

D. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 100% of the membership interests of the Company (the “Purchased Interests”) for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in Annex A, whenever used herein, shall have the meanings set forth on Annex A for all purposes of this Agreement. The definitions in Annex A and the other definitional and interpretive matters in Annex A are incorporated into this Agreement as if fully set forth herein.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED INTERESTS, PURCHASE PRICE; CLOSING

2.1 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from Seller, the Purchased Interests.

2.2 Purchase Price. The aggregate consideration for the purchase and sale of the Purchased Interests shall be (a) an amount in cash equal to the Cash Payment, subject to adjustment as provided in Section 2.4, if any, plus the Retainage Escrow Amount, the Indemnity Escrow Amount and the A/R Escrow Amount (each as defined below, and together with the Cash Payment, the “Purchase Price”).

2.3 Closing Payment. On the Closing Date, the aggregate amount of the Purchase Price to be paid by Purchaser to Seller, which shall be paid by wire transfer of immediately available funds into an account or accounts designated by Seller in writing not fewer than three Business Days prior to the Closing Date, (the “Cash Payment”) shall be in amount in cash equal to:

(a) $34,000,000 (the “Transaction Value”); minus

(b) the Retainage Escrow Amount, the A/R Escrow Amount and the Indemnity Escrow Amount; plus or minus

(c) the amount by which the Cash Payment is required to be increased or decreased as provided in Section 2.4(a)(ii); minus

(d) the aggregate amount of Estimated Closing Indebtedness that is outstanding as of immediately prior to the Closing and that Purchaser pays or assumes; minus

(e) the aggregate amount of the Estimated Transaction Expenses that Purchaser pays or that remains unpaid at or after the Closing; plus or minus

(f) the Estimated Closing Cash as of the Closing.

2.4 Purchase Price Adjustment.

(a) Closing Date Purchase Price Adjustment.

(i) Not later than five (5) Business Days prior to the Closing Date, the Company shall have provided Purchaser with an estimated consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital (“Estimated Closing Working Capital”), the estimated Indebtedness as of the Closing (“Estimated Closing Indebtedness”) (as defined in Section 2.4(b)(i) below), and the estimated Cash as of the Closing (the “Estimated Closing Cash”), in each case derived from the Estimated Closing Balance Sheet. Seller hereby certifies that the Estimated Closing Balance Sheet, the Estimated Closing Indebtedness, the Estimated Closing Working Capital and the Estimated Closing Cash shall be reasonably detailed, mutually agreed upon by Purchaser and the Company and prepared by the Company in good faith and in accordance with this Agreement (including the definitions contained herein) and GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s balance sheet for the period ended May 31, 2026, as previously made available to Purchaser, together with the adjustments reflected in Exhibit A. For convenience of the Parties, attached hereto as Exhibit A is an illustrative example of the calculation of Closing Working Capital using the Company’s balance sheet for the period ended May 31, 2026 as if the Closing Date had occurred on May 31, 2026, together with the adjustments reflected therein. For the avoidance of doubt, if any of the Company’s historical accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation and accrual methodologies are inconsistent with those reflected in the illustrative example set forth in Exhibit A, GAAP and Exhibit A shall control for all purposes. Concurrently with the delivery of the Estimated Closing Balance Sheet, the Company shall have delivered to Purchaser a reasonably detailed good faith written estimate (accompanied by reasonably substantiating documentation) of all Transaction Expenses that are or will be payable by the Company as of or after the Closing (the “Estimated Transaction Expenses”).

(ii) If Estimated Closing Working Capital is less than Target Working Capital, then the principal amount of the Cash Payment to be paid at Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital. If Estimated Closing Working Capital is greater than Target Working Capital, then the Cash Payment to be paid at Closing will be increased by the positive difference between Estimated Closing Working Capital and Target Working Capital.

(b) Post-Closing Date Purchase Price Adjustment.

(i) Following the Closing, the Purchase Price may be adjusted as provided in this Section 2.4(b) to reflect the difference between the Cash Payment and the Adjusted Cash Payment. The Cash Payment calculated using the Closing Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses as finally determined pursuant to this Section 2.4(b) (instead of the Estimated Closing Working Capital, Estimated Closing Indebtedness, Estimated Closing Cash and Estimated Transaction Expenses, respectively) shall be referred to as the “Adjusted Cash Payment.”

(ii) Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), together with the Closing Working Capital, the Closing Indebtedness and all Transaction Expenses that are or will be payable by the Company as of or after the Closing (the “Closing Transaction Expenses”). The Closing Balance Sheet, the Closing Working Capital, the Closing Cash and the Closing Indebtedness shall be prepared in good faith in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Closing Balance Sheet as set forth in Section 2.4(a)(i).

(iii) The Closing Balance Sheet, the Closing Working Capital, the Closing Indebtedness, Closing Cash and the Closing Transaction Expenses delivered by Purchaser to Seller shall be conclusive and binding upon the Parties unless Seller, within 30 days after delivery to Seller of the Closing Balance Sheet, the Closing Working Capital, the Closing Indebtedness, Closing Cash and the Closing Transaction Expenses, notifies Purchaser in writing that Seller disputes any of the amounts set forth therein, specifying each item in dispute and the nature of the dispute and the basis therefor. The Parties shall in good faith attempt to resolve any dispute and, if the Parties so resolve all disputes, the Closing Balance Sheet, the Closing Working Capital, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the Parties. During the preparation of the Closing Balance Sheet, the Closing Working Capital, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses, and any subsequent period of dispute with respect thereto, the Purchaser shall provide the Seller with reasonable access during normal business hours on reasonable advance notice to the books, records (including work papers, schedules, memoranda and other documents) and employees of the Company; provided, that Purchaser will not be required to furnish the Seller, or provide the Seller with access to, information that is subject to an attorney-client or an attorney work product privilege. If the Parties do not reach agreement in resolving the dispute within 30 days after notice is given by Seller to Purchaser pursuant to the second preceding sentence, the Parties shall submit the dispute to a partner at a nationally recognized independent accounting firm which is mutually agreeable to the Parties and which has not been engaged by, or provided services to, Seller or the Company within the two-year period preceding the Closing (the “Arbiter”) for resolution. If the Parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the Parties shall request the American Arbitration Association to choose between the partners selected by Purchaser and Seller, and such appointment shall be conclusive and binding on the Parties. Promptly, but no later than 30 days after acceptance of their appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an accounting expert and not as an arbitrator), based solely on written submissions by Purchaser and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Balance Sheet, the Closing Working Capital, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses which shall be conclusive and binding on the Parties. All proceedings conducted by the Arbiter shall take place in Dallas County, Texas; provided, however, that the Parties may elect to attend any such proceedings virtually via Zoom or similar platform. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.4 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(iv) Upon final determination of Closing Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses as provided in Section 2.4(b)(iii) above, (A) if the Adjusted Cash Payment is greater than Cash Payment, Purchaser shall pay to Seller, in the manner and with interest as provided in Sections 2.4(b)(v) and 2.4(b)(vii) below, the amount of such excess as an adjustment to the Purchase Price, and (B) if the Adjusted Cash Payment is less than the Cash Payment, Seller shall pay to Purchaser, in the manner and with interest as provided in Sections 2.4(b)(vi) and 2.4(b)(vii) below, the positive amount of such difference as an adjustment to the Purchase Price.

(v) Any payment due by Purchaser pursuant to Section 2.4(b)(iv)(A) above shall be made at a mutually convenient time and place within three Business Days after Closing Working Capital has been determined by wire transfer by Purchaser of immediately available funds to the account of such other Party as may be designated in writing by such other Party.

(vi) If any payment is due by Seller pursuant to Section 2.4(b)(iv)(B) above, and there exists enough funds in the Indemnity Escrow Account to make such payment, then, within three Business Days after Closing Working Capital has been determined, the Seller and Purchaser shall deliver a duly executed joint written instruction to the Escrow Agent to disburse such payment amount from the Indemnity Escrow Account, via wire transfer of immediately available funds, to Purchaser. If any payment is due by Seller pursuant to Section 2.4(b)(iv)(B) above, and there does not exist enough funds in the Indemnity Escrow Account to make such payment, then within three Business Days after Closing Working Capital has been determined: (A) Seller and Purchaser shall deliver a duly executed joint written instruction to the Escrow Agent to disburse all of the funds in the Indemnity Escrow Account to Purchaser, via wire transfer of immediately available funds and (B) Seller shall make a payment consisting of such remaining amount by wire transfer to Purchaser, of immediately available funds, to the account of such other Party as may be designated in writing by such other Party.

(vii) The amount of any payment to be made pursuant to this Section 2.4(b) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate, with such interest payable at the same time as the payment to which it relates and calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

2.5 Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 8:00 a.m. local time at the offices of Haynes and Boone, LLP, located at 1221 McKinney St., Suite 4000, Houston, Texas 77010, or remotely via overnight courier or by facsimile or electronic transmission of related documentation (such as by use of .pdf), on the date hereof (the “Closing Date”). The effective time of the Closing, for all purposes hereunder, shall be 12:01 a.m. EST on the Closing Date.

2.6 Seller Deliveries at the Closing. At the Closing, Seller shall deliver or cause the Company to deliver (unless waived), as applicable, to Purchaser, in each case in a form reasonably satisfactory to Purchaser:

(a) copies of resolutions of Seller as to the authorization of this Agreement and all of the transactions contemplated hereby and the Organizational Documents of the Seller and Company, certified by an officer of the Seller, respectively;

(b) an assignment of membership interests (the “Assignment of Membership Interests”) assigning the Purchased Interests from Seller to Purchaser;

(c) (i) all consents, waivers and approvals referred to in Sections 3.2(b) and 4.3(b) hereof;

(d) a Lease Agreement for the real estate located at 65 Westfield Industrial Park Road, Westfield, Massachusetts, duly executed by the Landlord and Company (the “Lease Agreement”);

(e) the Escrow Agreement duly executed Seller and the Company;

(f) the Employment Agreements or Consulting Agreements, as applicable, in substantially the forms of Exhibit B hereto (the “Employment / Consulting Agreements”) duly executed by the individuals set forth on Schedule 2.6(f);

(g) written resignations and releases of claims to fees or expenses of each of the Employees, directors and officers of the Company listed on Schedule 2.6(g);

(h) evidence of termination of, and releases from the Related Party with respect to, the Related Party Transactions providing that no further payments are due, or may become due, under or in respect of any such terminated Related Party Transaction;

(i) certificates of good standing dated not more than ten Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of Massachusetts (on a pre-conversion basis), issued by the Secretary of State of the State of Texas (on a post-conversion basis) and for each state in which the Company is qualified to do business as a foreign entity;

(j) payoff letters reflecting the amount required in order to pay in full such Indebtedness or Transaction Expenses and provide that upon payment in full of the amounts indicated thereon all Liens of such Persons in and to the properties and assets of the Company shall be irrevocably terminated and of no further force and effect;

(k) an officer certificate indicating the amount of Indebtedness, if any, to be repaid as of the Closing;

(l) a properly completed and executed IRS Form W-9 from Seller that complies with Section 1445 of the Code;

(m) a general release executed by Shaul Phelan in form acceptable to Purchaser; and

(n) such other documents as Purchaser shall reasonably request.

2.7 Purchaser Deliveries at the Closing. At the Closing, Purchaser shall deliver to Seller:

(a) the Cash Payment;

(b) the Escrow Agreement duly executed by Purchaser; and

(c) the Employment / Consulting Agreements duly executed by the Company as of the Closing Date.

2.8 Withholding. Purchaser and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLING PARTIES

Each Selling Party hereby, individually and severally, represents and warrants to Purchaser that:

3.1 Authorization. The Seller is a Massachusetts corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Each Selling Party has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Party in connection with the consummation of the transactions contemplated by this Agreement (including the documents, instruments and/or certificates required to be filed with the applicable Governing Bodies in Massachusetts and Texas for the Conversion) (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of Seller. This Agreement and each of the other Seller Documents have been duly and validly executed and delivered by each Selling Party and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each of the other Seller Documents constitute legal, valid and binding obligations of such Selling Party, enforceable against such Seller Party in accordance with its terms.

3.2 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by a Selling Party of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Party with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Organizational Documents of Seller; (ii) any Contract or Permit to which such Selling Party is a party or by which any of the properties or assets of such Selling Party are bound; (iii) any Order applicable to such Selling Party or any of the properties or assets of such Selling Party; or (iv) any applicable Law

(b) Except as set forth on Schedule 3.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Party in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Selling Party with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

3.3 Ownership and Transfer of Purchased Interests. Seller is the record and beneficial owner of the Purchased Interests, free and clear of any and all Liens. Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Purchased Interests as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Purchased Interests, free and clear of any and all Liens.

3.4 Litigation. Except as set forth on Schedule 3.4, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against a Selling Party or to which such Selling Party is otherwise a party relating to this Agreement, any Seller Document or the transactions contemplated hereby or thereby.

3.5 Financial Advisors. Except as set forth on Schedule 3.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for a Selling Party in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.6 Seller as Holding Company. Seller is a holding company whose sole purpose is to own the equity of the Company, and it has no operations, employees nor assets of any kind, intangible or tangible, that are currently, or in the past have been, used in, or towards the furtherance of, the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Seller hereby represents and warrants to Purchaser that:

4.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Prior to the Conversion, the Predecessor Company was duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and had all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Except as set forth on Schedule 4.1, the Company is not, and is not required as a result of the conduct of its business or the ownership of its properties to be, qualified or authorized to do business as a foreign entity in any other jurisdiction except to the extent that the failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization of Agreement. The Company has all requisite power and authority and has taken all necessary action to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Conversion). The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby (including the Conversion), have been duly authorized and approved by all requisite action on the part of the Company. This Agreement and each of the Company Documents have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each of the Company Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of (i) the Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

4.4 Capitalization.

(a) The Membership Interests constitute 100% of the authorized, issued and outstanding equity interests of the Company, all of which constitute the Purchased Interests and are held beneficially and of record by Seller. All of the Membership Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b) There are no existing options, warrants, calls, rights or Contracts to which Seller or the Company is a party requiring, and there are no equity interests or securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Membership Interests or other equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Membership Interests, including the Purchased Interests, or other equity interests of the Company. Except as set forth on Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Membership Interests or the capital stock or other equity interests or securities of any kind, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 4.4(b), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members or stockholders (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Seller is a party or is bound with respect to the voting or consent of any Membership Interests, including the Purchased Interests.

4.5 Subsidiaries. Except as set forth in Schedule 4.5, the Company does not have, and has never had, any Subsidiaries and the Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

4.6 Corporate Records.

(a) The Company has delivered to Purchaser true, correct and complete copies of the Certificate of Formation (to be certified by the secretary, assistant secretary or other appropriate officer of the Company pursuant to Section 2.6) and other Organizational Documents (each to be certified by the secretary, assistant secretary or other appropriate officer pursuant to Section 2.6) of the Company as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books and/or other corporate records of the Company previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other action of the members or equity owners and board of managers (including committees thereof) or other governing body of the Company. The membership interest or stock certificate books, if any, and transfer ledgers of the Company previously made available to Purchaser are true, correct and complete. All transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.7 Financial Statements.

(a) The Company has delivered to Purchaser copies of (i) the restated, unaudited consolidated balance sheet of the Company as at December 31, 2024, and the related restated, unaudited consolidated statements of income and cash flows of the Company for the twelve-month period then ended, (ii) the audited consolidated balance sheet of the Company as at December 31, 2025, and the related audited consolidated statements of income and cash flows of the Company for the twelve-month period then ended, and (iii) the unaudited consolidated balance sheet of the Company as at June 30, 2026, and the related consolidated statements of income and cash flows of the Company for the 6-month period then ended (such statements referred to in subsections (i) and (ii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth on Schedule 4.7, each of the Financial Statements is complete and correct, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

(b) All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls.

4.8 No Undisclosed Liabilities. The Company does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (but excluding torts or breaches of Contracts) or (iii) that are immaterial to the Company.

4.9 Absence of Certain Developments. Except as expressly required by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Company has not:

(a) declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in the Company or repurchased, redeemed or otherwise acquired any outstanding equity interests or other securities of, or other ownership interests in, the Company;

(b) transferred, issued, sold, pledged, encumbered or disposed of the equity interests or other securities of, or other ownership interests in, the Company or granted options, warrants, calls or other rights to purchase or otherwise acquired equity interests or other securities of, or other ownership interests in, the Company;

(c) effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amended the terms of any outstanding securities of the Company;

(d) amended the certificate of formation and limited liability company agreement of the Company or equivalent organizational or governing documents of the Company;

(e) (1) increased the salary or other compensation of any director, manager, officer or Employee, except for normal year-end increases in the Ordinary Course of Business (2) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, Employee or consultant, (3) increased the coverage or benefits available under any (or created any new obligation for or with respect to) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, Employees, Former Employees agents or representatives of the Company, or otherwise modified or amended or terminated any such plan or arrangement or (4) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of the Company (or amend any such agreement) to which the Company is a party;

(f) (i) issued, created, incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (ii) except in the Ordinary Course of Business, paid, repaid, discharged, purchased, repurchased or satisfied any Indebtedness of the Company; or (iii) modified the terms of any Indebtedness or other Liability;

(g) subjected itself to any Lien or otherwise encumbered or, except for Permitted Exceptions, permitted, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;

(h) acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or assets of, or used by, the Company, other than for fair consideration in the Ordinary Course of Business;

(i) entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or engaged in any new business or invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities, of any other Person;

(j) canceled or compromised any debt or claim or waived or released any material right of the Company except in the Ordinary Course of Business;

(k) entered into any commitment for capital expenditures of the Company in excess of $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(l) entered into, modified or terminated any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, made any commitment or incurred any Liability to any labor organization with respect to the Company;

(m) introduced any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, made any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(n) entered into any transaction or entered into, modified or renewed any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(o) except for transfers of Cash pursuant to normal cash management practices in the Ordinary Course of Business, made any investments in or loans to, or paid any fees or expenses to, or entered into or modified any Contract with any Related Persons;

(p) made a change in its accounting or Tax reporting principles, methods or policies;

(q) (1) made, changed or revoked any Tax election, settled or compromised any Tax claim or Liability or entered into a settlement or compromise, or changed (or made a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or (2) prepared or filed any Tax Return (or any amendment thereof) unless such Tax Return was prepared in a manner consistent with past practice and the Company provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve;

(r) entered into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(s) terminated, amended, restated, supplemented, abandoned or waived any rights under any (1) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (2) Permit;

(t) settled or compromised any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000;

(u) changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other liabilities;

(v) took any action which may have adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(w) agreed to do anything (1) prohibited by this Section 4.9, (2) which would make any of the representations and warranties of any Seller in this Agreement or any of the Seller Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (3) that could be reasonably expected to have a material adverse effect to the Company or the Business; or

(x) failed to pay any required maintenance or other similar fees or otherwise failed to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

4.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of the Company have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of the Company.

(b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods ending after December 31, 2021 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.

(d) Schedule 4.10 lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller or the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) Neither Seller nor the Company is a foreign person within the meaning of Section 1445 of the Code.

(h) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(i) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) There are no Liens, other than Liens that are Permitted Exceptions, as a result of any unpaid Taxes upon any of the assets of the Company.

(k) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Seller is the common parent.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) There is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(n) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o) There is no material property or obligation of the Company or any of its Affiliates, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(p) All of the property of the Company and its Affiliates that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority.

(q) Seller was initially formed as Camfour Holding, LLP, a Massachusetts limited liability partnership (the “Seller Predecessor”). Seller Predecessor merged with and into Seller under Massachusetts Law pursuant to a transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, effective August 10, 2005 (the “Seller Reorganization”). At all times from and after the Seller Reorganization, Seller is, and has been (and at all times from January 1, 2003 until the Seller Reorganization, the Seller Predecessor was), a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provision of state or local Law). The Predecessor Company was initially formed as SNUG L.L.C., a Massachusetts limited liability company, which subsequently changed its name to Camfour, L.L.C. (the “Predecessor LLC”). At all times from the date of its formation until January 1, 2003, the Predecessor LLC was properly classified for U.S. federal income Tax purposes as a partnership or as an entity disregarded as separate from its owner within the meaning of Treasury Regulation 301.7701-3 (and any corresponding or similar provision of state or local Law). The Predecessor LLC merged with and into the Predecessor Company under Massachusetts Law pursuant to a transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, effective as of August 21, 2003 (the “Predecessor Company Reorganization”). At all times from and after the Predecessor Company Reorganization until the date of the Conversion, the Predecessor Company was (and at all times from January 1, 2003 until the Predecessor Company Reorganization, the Predecessor LLC was) a “qualified subchapter S subsidiary” of the Seller Predecessor or Seller, as applicable, within the meaning of Section 1361 of the Code (and any corresponding or similar provision of state or local Law). At all times since the Conversion, the Company has been properly classified as an entity disregarded as separate from its owner within the meaning of Treasury Regulation 301.7701-3 (and any corresponding or similar provision of state or local Law).

4.11 Title To and Sufficiency of Assets. Except for the Permitted Exceptions and as set forth on Schedule 4.11, the Company has good, valid and marketable title, or a valid leasehold interest in, all assets used in its business and such assets are sufficient to conduct the business of the Company from and after the Closing without interruption and in the Ordinary Course of Business as it has been conducted prior to the Closing.

4.12 Real Property.

(a) Schedule 4.12(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company has good and marketable fee title to all Owned Property free and clear of all Liens of any nature whatsoever, except Permitted Exceptions. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. To the Knowledge of the Company and the Seller, all of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to, and the Company is not obligated under, any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.12(a).

(b) The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company and Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of the Company and Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company, or any Selling Party has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) None of Selling Parties or the Company has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) The Company does not own, hold, is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.13 Personal Property.

(a) The Company has good and marketable title to all of the items of personal property used in the business of the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 4.13(b) sets forth all leases of personal property (“Personal Property Leases”) used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. To the Knowledge of Seller and Company, all of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company or Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Company Intellectual Property. Schedule 4.14(a) lists (i) the jurisdictions in which each such item of Company Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

(b) The Company Intellectual Property is subsisting and enforceable (to the extent such concepts apply and, with respect to U.S. Copyrights, assuming registration when required for enforcement), and has not been abandoned or cancelled. The Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense the Company Intellectual Property without payment to any other Person

(c) Except as set forth on Schedule 4.14(c), the Company is the sole and exclusive owner of all right, title and interest in and to all of the Company Technology and Company Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for the Company that resulted from or arose out of any work performed by or on behalf of the Company by Seller, any Employee, Former Employee, officer, consultant or contractor of the Company, in each case, free and clear of all Liens or obligations to others (except for those specified licenses set forth on Schedule 4.14(g)). The Company has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the business of the Company as the same is used, sold and licensed in such business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses set forth on Schedule 4.14(g)).

(d) To the Knowledge of the Company or Seller, no Employee, Former Employee, officer, consultant or contractor has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of the business of the Company.

(e) The Company Intellectual Property and Company Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the business of the Company as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of the Company do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Employees or Former Employees is a party). The Company Intellectual Property, the Intellectual Property and Technology licensed to the Company under the Intellectual Property Licenses included in the Company Contracts and the Company Technology include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct its business in the manner in which such business is currently being conducted.

(f) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed on Schedule 4.14(g), the Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of its business as currently conducted or proposed to be conducted.

(g) Schedule 4.14(g) sets forth a complete and accurate list of all (i) Intellectual Property Licenses, (ii) Contracts to which the Company is a party containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Company Intellectual Property or (B) conduct the business of the Company in any market or geographical area or with any Person or (iii) Contracts to which the Company is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property. Seller has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.14(g) together with all amendments, modifications or supplements thereto.

(h) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Intellectual Property License, nor, to the Knowledge of the Company or Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto and there are no disputes regarding the scope or performance of any such agreement. The Company has good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(i) No Trade Secret material to the business of the Company as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Company to any of their Former Employees, Employees or any third Person other than pursuant to a confidentiality or non-disclosure agreement. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Company Intellectual Property and any other non-public, proprietary information included in the Company Technology, which measures are reasonable in the industry in which the business of the Company operates. The Company has executed valid written agreements with all of their Former Employees, Employees (including Seller) and other third Persons who have contributed to the development of Technology and Intellectual Property for or on behalf of the Company pursuant to which each such Former Employee, Employee (including Seller) or other third Person has assigned to the Company all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment or engagement (as applicable) and agreed to hold all trade secrets and Confidential Information of the Company in confidence both during and after their employment or engagement.

(j) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company or Seller, threatened Legal Proceedings which involve or that could reasonably imply (such as an offer to grant a license) a claim of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property or challenging the ownership, use, validity or enforceability of any Company Intellectual Property. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company or Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. The Company Intellectual Property, and all of the Company’s rights in and to the Company Intellectual Property, are valid and enforceable.

(k) The Company has not received any communication from any Person asserting any ownership interest in any Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect to any Company Intellectual Property, nor is there any basis for any claim that the Company does not own such Company Intellectual Property.

(l) To the Knowledge of the Company or Seller, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against any Person by the Company.

(m) No government funding or facilities of a university, college or other educational institution or research center were used in the development of Company Intellectual Property. No current or former Employee, Former Employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any government, university, college or other educational institution or research center at a time during which the Employee, Former Employee, consultant or independent contractor was also performing services for the Company.

(n) There are no Orders to which the Company is a party or by which they are bound which restrict any rights to any Company Intellectual Property or which affect the validity, use or enforceability of any Company Intellectual Property.

(o) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Intellectual Property or Technology, and the Purchaser will not be obligated to pay any royalties or other amounts after the date of this Agreement to any Person above those payable by the Company in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement.

(p) No Employee (including Seller) or Former Employee has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property or Intellectual Property used or currently proposed to be used in the conduct of the Company’s business, and no such claim has been asserted. To the Knowledge of the Company or Seller, no Employee or Former Employee is, as a result of or in the course of such Employee’s or Former Employee’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(q) Schedule 4.14(q) sets forth a complete and accurate list of (i) all Software included in the Company Technology owned exclusively by the Company that is material to the operation of the business of the Company and (ii) all other Software used in the business of the Company that is not exclusively owned by the Company, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

(r) The information technology systems of the Company, including the relevant Software and hardware, are adequate for the business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume. All information technology systems of the Company have been maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use. The information technology systems of the Company operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the business of the Company as presently conducted or as proposed to be conducted. Since the date thirty-six (36) months before the date of this Agreement, the information technology systems of the Company have not materially malfunctioned or failed. The Company has in place commercially reasonable data storage, system redundancy, and disaster avoidance and recovery programs, including providing for the regular back-up and prompt recovery of the data and information necessary to the Company’s conduct of its business (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without any disruption to, or interruption in, the conduct of the Company’s business.

(s) The Company has established and is in compliance with a written information security program or programs covering the Company that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data of the Company, and (ii) is designed to protect against unauthorized access to the information technology systems of the Company, the data of the Company, and the systems of any third party service providers that have access to (A) the data of the Company or (B) the information technology systems of the Company.

(t) No information technology system of the Company: (i) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent; or (ii) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such information technology system.

(u) No open source software or freeware has been incorporated into any product of the Company that would in any way limit the ability to make, use or sell such product (including the obligation to disclose source code) or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company to a third party.

4.15 Material Contracts.

(a) Schedule 4.15(a) sets forth, by reference to the applicable subsection of this Section 4.15(a), all of the following Contracts to which the Company is a party or by which any of them or their respective assets or properties are bound (whether or not such Contracts are scheduled herein, collectively, the “Material Contracts”):

(i) Contracts with Seller or its Affiliates or any current or former officer, director, equity holder, manager, member or Affiliate of the Company;

(ii) Collective bargaining agreements and any other Contracts with any labor union, association representing any Employee, or other labor organization;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) purchase Contracts giving rise to Liabilities of the Company in excess of $100,000, excluding purchase orders for inventory entered into in the Ordinary Course of Business;

(ix) all Contracts providing for payments by or to the Company in excess of $100,000 in any fiscal year or $250,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company to provide or obtain products of services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts providing for severance, termination, retention, change in control or other similar payments;

(xii) Contracts for the employment or engagement of any individual on a full-time, part-time or consulting or other basis (A) providing for annual compensation in excess of $100,000 or (B) that require 30 days or more notice by the y in order to be terminated by the Company for any reason without penalty or liability;

(xiii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that require 30 days or more notice by the Company in order to be terminated by the Company for any reason without penalty or liability;

(xiv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xv) Contracts (or group of related Contracts) which involve the expenditure of more than $100,000 annually or $250,000 in the aggregate or require performance by any party more than one year from the date hereof;

(xvi) Contracts which impose any restriction or obligation on any present or future Affiliate of any party; and

(xvii) Contracts that are otherwise material to the Company.

(b) Each of the Material Contracts and each purchase order entered into in the Ordinary Course of Business with its customers and suppliers is in full force and effect and is the legal, valid and binding obligation of the Company, and, to the Knowledge of the Company and the Seller, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth on Schedule 4.15(b), continue in full force and effect without penalty or termination. The Material Contracts, together with the purchase orders entered into in the Ordinary Course of Business with its customers and suppliers, constitute all of the Contracts used to conduct the business of the Company in the Ordinary Course of Business as it has been conducted prior to the Closing. The Company is not in default under any Material Contract nor any material purchase order entered into in the Ordinary Course of Business with its customers and suppliers, nor, to the Knowledge of the Company or Seller, is any other party to any such Material Contract or material purchase order (other than customer late payments) in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract or any material purchase order entered into in the Ordinary Course of Business with its customers and suppliers. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.16 Employee Benefits Plans.

(a) Schedule 4.16(a) contains a true and complete list of all Plans.

(b) Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c) Neither the Company nor any ERISA Affiliate has at any time contributed to or has any obligation to contribute to or has any Liability with respect to any “multiemployer plan”, as that term is defined in Section 4001 of ERISA or any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Each of the Plans and its administration is currently in compliance with ERISA and the Code and all other applicable Laws and with any applicable collective bargaining agreement in all material respects, and no statement, either written or oral, has been made by the Company or any person with regard to any Plan that is not in accordance with the terms of such Plan.

(e) The Company has performed, in all material respects, all of its obligations under all Plans, and all contributions and other payments required to be made by the Company to any Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Company’s Financial Statements.

(f) No transaction contemplated by this Agreement will result in material Liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any ERISA Affiliate.

(g) There are no pending, or, to the Knowledge of the Company or Seller, threatened claims by or on behalf of any Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, which, individually or in the aggregate, could result in material Liability on the part of Purchaser or any fiduciary of any such Plan.

(h) No employer securities, employer real property or other employer property is included in the assets of any Plan.

(i) The Company has delivered to Purchaser:

(i) all documents that set forth the terms of each Plan and of any related trust, including (A) all plan descriptions and summary plan descriptions of Plans for which the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Plans for which a plan description or summary plan description is not required;

(ii) with respect to each Plan that is a “group health plan” (as defined in Section 4980B(g) of the Code), a list of the names and contact information for each individual who: (1) is currently receiving health care continuation coverage under COBRA, (2) is eligible to receive health care continuation coverage under COBRA and with respect to whom the “election period” (as defined in Section 4980B(f)(5) of the Code) has not expired, or (3) will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Income Tax Regulations) in connection with the transaction contemplated by this Agreement.

(iii) all personnel, payroll, and employment manuals and policies;

(iv) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and any ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(v) a written description of any Plan that is not otherwise in writing;

(vi) all insurance policies which were purchased by or to provide benefits under any Plan currently in force or for which the Company currently has any Liability;

(vii) all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Plan currently in force or for which the Company currently has any Liability;

(viii) all reports, including all discrimination testing reports and actuarial reports, submitted within the four years preceding the date hereof by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Plan currently in force or for which the Company currently has any Liability;

(ix) a form of all notifications given within the four years preceding the date hereof to employees of their rights under Section 601 et seq. of ERISA, Section 4980B of the Code, Section 9801 et seq. of the Code, and under all other applicable federal and state Laws regulating the notice requirements of Group Health Plans (as defined in Section 607(1) of ERISA);

(x) the Form 5500 filed in each of the most recent three plan years with respect to each Plan, including all schedules thereto and the opinions of independent accountants;

(xi) all notices or reports that were given by the Company or any ERISA Affiliate, or any Plan to the IRS, the PBGC or the DOL, pursuant to statute, within the four years preceding the date hereof, including notices that are expressly mentioned elsewhere in this Section 4.16;

(xii) all notices that were given by the IRS, the PBGC, or the DOL to the Company, any ERISA Affiliate, or any Plan within the four years preceding the date hereof; and

(xiii) with respect to Plans that are Qualified Plans, the most recent determination letter for each such Plan.

(j) Neither the Company nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Knowledge of the Company or Seller, no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

(k) Each Plan that is intended to be a Qualified Plan has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code, and no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(l) Each Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a Qualified Plan, without the vesting or acceleration of any benefits promised by such Plan.

(m) No event has occurred or circumstance exists that could result in a material increase in premium costs of Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

(n) The Company has the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active Employees.

(o) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of any additional events, (i) result in the payment, vesting, or acceleration of any benefit, (ii) entitle any Person to change-of-control, retention, severance or other similar payments, or (iii) trigger any funding obligation under any Plan or applicable Law.

(p) Each statutory and non-statutory option and each equity appreciation right granted by the Company was granted with a per unit exercise price equal to or greater than the per share fair market value of the Company’s underlying equity on the grant date thereof and no such option or appreciation right has a feature for the deferral of compensation within the meaning of Section 409A of the Code and related rules and regulations. The Company has operated all nonqualified deferred compensation plans in good faith compliance with Section 409A of the Code and the regulations and other guidance issued thereunder.

4.17 Employment and Labor.

(a) Schedule 4.17(a) sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including, for each employee: employing entity; name; job title; annual base salary (if salaried), hourly rate (if hourly), or other rates of compensation; classification as exempt or non-exempt for wage and hour purposes; current annual bonus target; date of hire; work location (including city/town and state); accrued and unused paid time off; whether active or inactive (and, if inactive, the type of leave and estimated duration); whether part-time or full-time; and any visa or work permit and the date of expiration, if applicable. In the past six (6) months, no officer, senior-level employee or other key employee’s employment with the Company has been terminated for any reason. To the Knowledge of Company or Seller, no officer, senior-level employee, other key Employee, or group of Employees, has any plans to terminate his, her, its or their employment or engagement with the Company within six (6) months following the Closing.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all of the individual independent contractors and consultants (including entities owned and operated by an individual), temporary employees, leased employees and other contingent workers engaged by the Company as of the date hereof, including, for each such individual: name; engaging entity; role in the business or services provided; initial engagement date; work location (including city/town and state); average hours worked per week; and fee or compensation arrangement.

(c) The Company is not and has not been a party to or bound by any labor, collective bargaining or other Contract with a labor organization. No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company or Seller, threatened by any labor organization or group of Employees. Neither the signing of this Agreement nor the consummation of the transactions contemplated by this Agreement requires notice to or bargaining with any labor organization.

(d) There are no, and in the past five years there have been no: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) unfair labor practice charges, or material grievances, complaints or other labor disputes pending or, to the Knowledge of the Company or Seller, threatened against or involving the Company.

(e) The Company has at all times complied in all material respects with, and is in compliance in all material respects with, all applicable Laws and Contracts relating to labor and employment matters, including wages and hours, the payment of minimum wages, meals and rest breaks, overtime, equal opportunity, fair labor standards, pay equity, restrictive covenants, discrimination, retaliation, labor practices, sexual harassment or other harassment, fair employment practices, terms and conditions of employment, employee classification, independent contractor classification, WARN and any similar state or local “mass layoff” or “plant closing” Law, workers’ compensation, the collection and payment of withholding and/or social security taxes and any similar tax, affirmative action, employee leave, collective bargaining, civil rights, immigration and work authorization, workplace safety and health, and automated employment decision tools and other artificial intelligence. The Company is not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

(f) Except as would not result in material liability for the Company: (i) the Company has fully and timely paid all wages, wage premiums, wage penalties, salaries, overtime, commissions, severance and termination payments, bonuses, expense reimbursements, fees, and other compensation that has come due and payable to its Employees and Former Employees pursuant to applicable Law, Contract or applicable policy of the Company; and (ii) each Person who is performing or has performed services for the Company and is or was classified and treated as an exempt employee, independent contractor, consultant, or other non-employee service provider, is and was properly classified and treated as such for all applicable purposes.

(g) To the Knowledge of the Company or Seller: (i) no Employee or Former Employee is violating or has violated any noncompetition, nonsolicitation, confidentiality, or similar obligation owed to the Company; and (ii) no current employee of the Company is subject to any such obligation that could prohibit or restrict such employee in the performance of his or her duties for the Company.

(h) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company or Seller, threatened, that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(i) There has been no “mass layoff” or “plant closing” (as defined by WARN) or similar group employment loss with respect to the Company within the six months prior to Closing.

(j) Within the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to the Company against any Employee or Former Employee, and none of the Company has otherwise become aware of any such allegations. To the Knowledge of the Company or Seller, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination, or retaliation against or involving the Company, or any Employee or Former Employee, that would reasonably be expected to result in any material liability to the Company, or that, if known to the public, would bring the Company into material disrepute.

4.18 Litigation. Except as set forth in Schedule 4.18, there is no, and for the past three years there has not been any, Legal Proceeding pending or, to the Knowledge of the Company or Seller, threatened against the Company (or to the Knowledge of the Company or Seller, pending or threatened, against any of the officers, managers, directors or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body; nor is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.18, the Company is not subject to any Order, and the Company is not in breach or violation of any Order. Except as set forth on Schedule 4.18, the Company is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company or Seller, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

4.19 Compliance with Laws; Permits.

(a) The Company has, within the past five years, been in compliance in all material respects with all Laws applicable to its business, operations or assets. The Company has not, within the past five years, received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company or Seller, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation. The Company has not violated any Law concerning the export or re-export of any products or services or the prohibited boycott of any country. The Company’s Acquisition and Disposition records under 27 C.F.R. § 478.125 and all required Forms 4473 are complete, accurate, and have been maintained as required, and no inspection by the ATF has identified any material recordkeeping violation.

(b) The Company is not, and has not been within the past five years, in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received any written or, to the Knowledge of the Company, oral notice within the past five years of any material conflict or non-compliance with, or material default or violation of, any Law applicable to the import, export, manufacture, use, transportation, possession, or transfer of firearms or other defense articles, including without limitation, the Gun Control Act of 1968 (chapter 44 of title 18, United States Code), the National Firearms Act of 1934 (chapter 53 of title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all implementing regulations thereto (collectively, the “Firearms Regulations”). The Company does not export any items restricted under the Firearms Regulations. The Company is, and has been within the past 5 years, in compliance with all applicable state and local firearms laws.

(c) Schedule 4.19(b) contains a list of all Permits which are required for the operation of the business of the Company as presently conducted (“Company Permits”), other than those the failure of which to possess is immaterial. The Company currently has all Permits, including all federal firearms licenses and special occupational taxpayer stamps under the applicable Firearms Regulations, which are required for the operation of its business as presently conducted, other than those the failure of which to possess is immaterial. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company or Seller, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company or Seller, threatened, relating to the suspension, revocation or modification of any Company Permit. None of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

(d) Each individual set forth on Schedule 4.19(d) has been designated by the Company as an individual currently possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company insofar as they pertain to firearms (a “Responsible Person”) and qualifies as a Responsible Person. No event has occurred, and no condition or circumstance exists, that could result in the disqualification, revocation or modification of the status of the individuals set forth on Schedule 4.19(d) as Responsible Persons.

4.20 Environmental Matters. Except as set forth on Schedule 4.20 hereto:

(a) during the past five years, the operations of the Company and any of its past or present Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the

Company or Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) neither the Company nor any of its past or present Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and neither the Company nor any of its past or present Subsidiaries have received any request for information or notification alleging responsibility under CERCLA or an analogous state statute;

(c) no claim has been made or is pending, or to the Knowledge of the Company or Seller, threatened against the Company and any of its past or present Subsidiaries alleging either or both that the Company and any of its past or present Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law;

(d) there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about (i) any property currently or formerly owned, operated or leased by the Company and any of its past or present Subsidiaries, during the time of such ownership, operation or lease, or (ii) any location where Hazardous Materials from the operations or activities of the Company and any of its past or present Subsidiaries have come to be located; and no facts, circumstances or conditions exist with respect to the Company and any of its past or present Subsidiaries or any property currently or formerly owned, operated or leased by the Company and any of its past or present Subsidiaries or any property to which the Company and any of its past or present Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Liabilities under Environmental Law;

(e) there are no pending or, to the Knowledge of Seller, threatened, investigations of the Company and any of its past or present Subsidiaries, their operations or any currently or formerly owned, operated or leased property which could lead to the imposition of Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company and any of its past or present Subsidiaries with respect to environmental matters;

(g) the Company has provided to Purchaser all environmentally related Permits, governmental submissions, audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, operated or leased properties of the Company and any of its past or present Subsidiaries;

(h) The Company and any of its past or present Subsidiaries have complied with: (i) all labeling requirements under Environmental Laws, including CA Prop. 65; (ii) packaging responsibilities, including recyclability requirements and extended producer responsibility obligations in each jurisdiction to which Company ships products; and (iii) all chemical bans. The Company and any of its past or present Subsidiaries do not use, and have not used, asbestos or PFAS in their operations and have made no statements or representations regarding the PFAS content, sustainability, or environmental impact of its operations or of any products manufactured or sold by the Company and/or any of its past or present Subsidiaries; and

(i) The Company and its past or present Subsidiaries have not assumed or provided an indemnity with respect to the liability of any other Person relating to Environmental Law or Hazardous Substances.

4.21 Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound. Set forth on Schedule 4.21 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 4.21, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or Seller, no threat has been made to cancel any insurance policy of the Company during such period. Except as set forth on Schedule 4.21, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.22 Accounts and Notes Receivable and Payable

(a) A complete and accurate list of the accounts and notes receivable reflected on a date which is within three (3) days prior to the Closing, showing the aging thereof, is included in Schedule 4.22. All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, as described in Section 4.26. All accounts and notes receivable of the Company reflected on Schedule 4.22 are good and collectible (to the extent not already collected) at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied, and consistent with the adjustments set forth in Exhibit A. Except as reflected on Schedule 4.22, all accounts and notes receivable arising after the Balance Sheet Date and reflected on Schedule 4.22 are good and collectible at the aggregate recorded amounts thereof within 90 days after the day on which it first becomes due and payable, net of any applicable reserve for returns, discounts or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied, and consistent with the adjustments set forth in Exhibit A. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23, no Employee, officer, director, manager, equity holder, partner or member of the Company, any member of his or her immediate family or any of their respective Affiliates (collectively, “Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company.

4.24 Banks; Power of Attorney. Schedule 4.24 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.

4.25 Certain Payments. None of the Company or Seller nor, to the Knowledge of the Company or Seller, any director, manager, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

4.26 Terms of Sale. In the Ordinary Course of Business of the Company, the Company approves and establishes standard payment terms for each of its dealers/customers as set forth on Schedule 4.26(1). Schedule 4.26(2) sets forth a complete and accurate list of all of the special programs outstanding or currently offered to the dealers/customers, which include, but are not limited to, limited time promotions, refunds, rebates, credits or rights of set-off or any service level or performance guarantees or any warranties with respect to the products and services provided by the Company (the “Special Programs”). The Company provides such Special Programs from time-to-time in the Ordinary Course of Business.

4.27 Inventories.

(a) The inventories of the Company, including raw materials, supplies, work-in-process, finished goods, goods in transit and other materials, but excluding any goods held on consignment (collectively, the “Inventory”), (a) are in good, merchantable, and useable condition, (b) are reflected in the financial statements of the Company as of the Closing Date and will be reflected in the calculation of Estimated Closing Working Capital at the lower of cost or net realizable value in accordance with GAAP, and (c) are, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and are, in the case of all other Inventory, of a quality and quantity useable in the Ordinary Course of Business. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, the reserve for inventory obsolescence contained in the financial statements of the Company as of the Closing Date fairly reflects the amount of obsolete Inventory as of the date of such financial statements unless otherwise set forth on Schedule 4.27(a), and the reserve for inventory obsolescence to be contained in the calculation of Estimated Closing Working Capital will fairly reflect the amount of obsolete Inventory as of the Closing Date.

(b) Additionally, (a) all orders for Inventory placed by the Company in the Ordinary Course of Business have been made in quantities consistent with the Company’s historical ordering patterns, reasonable demand forecasts, and existing customer commitments, (b) the Company has not placed any orders for Inventory in quantities in excess of the quantities reasonably necessary to satisfy anticipated customer demand and maintain customary safety stock levels, (c) no acceleration, increase, or other modification of Inventory orders has been made for the purpose of, or with the effect of, inflating inventory levels or creating obligations to purchase or pay for Inventory beyond what is reasonably required in the Ordinary Course of Business, and (d) to the extent that any Inventory orders exceed historical norms or baseline demand forecasts, such excess is attributable solely to documented seasonal purchasing patterns consistent with the Company’s past practice. For the avoidance of doubt, the placing of Inventory orders in quantities that reflect seasonal fluctuations in customer demand shall not be a breach of this representation, provided that such orders are consistent with the Company’s historical seasonal ordering patterns and are supported by reasonable demand projection.

(c) Schedule 4.27(c) sets forth a true, correct, and complete list of all items of inventory, goods, merchandise, or other tangible personal property held by the Company on consignment from any third party (collectively, “Consigned Goods”), including, for each such item or category of items, (i) a description of the Consigned Goods, (ii) the identity of the consignor, (iii) the location at which such Consigned Goods are held, and (iv) the material terms of the applicable consignment arrangement, including any purchase obligations, return rights, pricing terms, and expiration or termination provisions. All Consigned Goods are held by the Company pursuant to valid, binding, and enforceable written consignment agreements, true, correct, and complete copies of which have been made available to Purchaser. The Company is in compliance in all material respects with the terms and conditions of each consignment agreement, and, to the Knowledge of the Company, no consignor is in material breach or default of any such agreement. No consignor has provided written notice of termination, cancellation, or intent to recall any Consigned Goods, and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time, would give any consignor the right to terminate or cancel any consignment agreement or to recall any Consigned Goods. Title to the Consigned Goods remains with the applicable consignor, and the Company has not granted, or permitted to exist, any Lien on any Consigned Goods other than Liens in favor of the applicable consignor arising under the terms of the applicable consignment agreement. The Consigned Goods are in good and marketable condition, are not damaged, defective, obsolete, or otherwise unfit for sale or use in the Ordinary Course of Business, and are stored and maintained in accordance with the requirements of the applicable consignment agreements and all applicable Laws.

4.28 Customers and Suppliers.

(a) Set forth on Schedule 4.28(a)(i) are the Company’s 10 largest customers, by dollar volume, during the periods (A) beginning January 1, 2025, and ending on December 31, 2025 and (B) beginning January 1, 2026, and ending October 20, 2026, and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. The Company is not engaged in any material dispute with any current customer, no such customer has notified the Company that it intends to terminate or materially reduce its business relations with the Company, and, to the Knowledge of the Company or Seller, there is no reason why any such customer would not continue such business relationship with the Company after the Closing. Set forth on Schedule 4.28(a)(ii) is the Company’s backlog of orders for the sale of its products and services, in each case, as of October 20, 2026. All such orders are subject to (i) cancellation by dealers/customers, and (ii) changes to pricing and terms by the Company, in each case at any time prior to shipment. Each of such orders on backlog is at a price and on terms (including margin) consistent with the Company’s past practices and the Ordinary Course of Business. Schedule 4.28(a)(iii) sets forth a true, correct and complete list of all rebates, discounts (including early-payment, prompt-pay, volume and promotional discounts), price protection, allowances, credits, chargebacks, free goods, extended or deferred payment terms, dealer dating programs, consignment agreements and other pricing or payment concessions or other incentives (collectively, “Customer Incentives”) agreed to by the Company to or for the benefit of any customer since January 1, 2026, other than Customer Incentives made generally available to customers under the Company’s standard written pricing, discount and credit policies, true, correct and complete copies of which have been delivered to Purchaser, subject to the description of terms of sale in Section 4.26. Except as set forth on Schedule 4.28(a)(iii), (i) all Customer Incentives have been granted in the Ordinary Course of Business and in accordance with such written policies; (ii) the Company has not granted, offered or agreed to any Customer Incentive, or otherwise taken any action, for the purpose or with the effect of accelerating, inducing or pulling forward customer orders, sales or collections into any period ending on or prior to the Closing Date, or in contemplation of the transactions contemplated by this Agreement; (iii) there are no written or oral side letters, understandings or commitments with any customer to grant any Customer Incentive that is not set forth in a Material Contract or purchase order made available to Purchaser or set forth on Schedule 4.28(a)(iii); (iv) no Customer Incentive will become payable, increase or accelerate as a result of the consummation of the transactions contemplated by this Agreement; and (v) all Customer Incentives earned, accrued or owing as of the Balance Sheet Date have been fully and properly reflected or reserved for in the Financial Statements and the Balance Sheet in accordance with GAAP consistently applied.

(b) Set forth on Schedule 4.28(b)(i) are the Company’s 10 largest vendors, by dollar volume, during the periods (A) beginning January 1, 2025, and ending on December 31, 2025 and (B) beginning January 1, 2026, and ending October 20, 2026, and set forth opposite the name of each such vender is the dollar amount paid to such vendor for such periods. The Company is engaged in any material dispute with any current vendor and no such vendor has notified the Company that it intends to terminate or materially reduce its business relations with the Company, and, to the Knowledge of the Company or Seller, there is no reason why any such vendor would not continue such business relationship with the Company after the Closing. Schedule 4.28(b)(ii) sets forth a true, correct and complete list of all rebates, discounts (including early-payment, prompt-pay, volume and promotional discounts), price protection, allowances, credits, chargebacks, free goods, extended or deferred payment terms, vendor dating programs, consignment agreements and other pricing or payment concessions or other incentives (collectively, “Vendor Incentives”) agreed to by the Company to or for the benefit of any vendor/supplier since January 1, 2026, other than Vendor Incentives made generally available to vendors under the Company’s standard written pricing, discount and credit policies, true, correct and complete copies of which have been delivered to Purchaser. Except as set forth on Schedule 4.28(b)(ii), (i) all Vendor Incentives have been granted in the Ordinary Course of Business and in accordance with such written policies; (ii) the Company has not granted, offered or agreed to any Vendor Incentive, or otherwise taken any action, for the purpose or with the effect of accelerating, inducing or pulling forward vendor invoices or payments into any period ending on or prior to the Closing Date, or in contemplation of the transactions contemplated by this Agreement; (iii) there are no written or oral side letters, understandings or commitments with any vendor to grant any Vendor Incentive that is not set forth in a Material Contract or purchase order made available to Purchaser or set forth on Schedule 4.28(b)(ii); (iv) no Vendor Incentive will terminate, decrease or accelerate as a result of the consummation of the transactions contemplated by this Agreement; and (v) all Vendor Incentives earned, accrued or owing as of the Balance Sheet Date have been fully and properly reflected or reserved for in the Financial Statements and the Balance Sheet in accordance with GAAP consistently applied.

4.29 Privacy and Data Security.

(a) The Company, its officers, employees, and any processors acting on its behalf, are and have at all times within the past three years been in compliance in all material respects with all applicable Privacy Laws. The Company has in place policies and procedures for the proper Processing of Personal Information that comply with Privacy Laws.

(b) The Company has established, implemented and maintained appropriate technical, physical, administrative and organizational measures in compliance with all data security requirements under all applicable Privacy Laws, to ensure the confidentiality, integrity, availability and security of all Personal Information and all Company data and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof.

(c) During the five (5) years prior to the Closing, the Company has not experienced any incident, including any breach of security, in which any Personal Information Processed by or on behalf of Company was or may have been stolen, lost, made unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization (a “Security Incident”), and the Company is not aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which the Company has notified or been required by any Privacy Laws to notify any Person or Governmental Body of a Security Incident.

(d) The Company has not been and is not currently: (a) under audit or investigation by any Governmental Body, or (b) subject to any third party notification, claim, demand, audit or action in relation to the Processing or security of Personal Information or regarding any Privacy Laws.

(e) The performance of this Agreement will not violate or require any notices to (or consents from) any Person under, Privacy Laws or any other privacy or data security requirements or obligations imposed under any contracts on the Company. Immediately following the Closing, Purchaser and the Company will have the right to Process, on identical terms and conditions, all Personal Information Processed by or on behalf of the Company prior to the Closing.

(f) To the extent the Company stores, processes, or transmits cardholder data or payment card information, the Company is and has been in compliance in all material respects with all applicable requirements of the Payment Card Industry Data Security Standard (“PCI DSS”) and any other applicable payment card industry standards or requirements imposed by payment card brands, payment processors, or acquiring banks with which the Company does business. The Company has maintained valid PCI DSS compliance certification or attestation of compliance, as applicable, and such certification or attestation has not been revoked, suspended, or otherwise limited.

(g) The Company has not, within the past five (5) years, experienced any security breach, compromise, or unauthorized access involving cardholder data or payment card information, and no payment card brand, payment processor, or acquiring bank has notified the Company of any actual or suspected security incident, compliance violation, or data compromise involving payment card data. The Company has not been placed on any payment card industry terminated merchant file or similar list, and no payment card brand or acquiring bank has terminated or threatened to terminate the Company’s ability to accept payment cards.

(h) The Company is not currently, and has not in the past five (5) years been, subject to any fines, penalties, assessments, or remediation requirements imposed by any payment card brand, payment processor, or acquiring bank relating to PCI DSS compliance or payment card security. No payment card brand, payment processor, or acquiring bank has required the Company to engage a qualified security assessor or forensic investigator to conduct any assessment or investigation relating to payment card security.

(i) The Company and its officers, employees, and any processors acting on its behalf, are and at all times have been in compliance in all material respects with all applicable AI Requirements. Company has not received any notice, and is not and has not been subject to any audit or investigation, alleging violation of any AI Requirements.

4.30 Financial Advisors. Except as set forth on Schedule 4.30, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller, the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

5.1 Organization and Good Standing. Purchaser is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and each Purchaser Document have been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity.

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6 Purchaser Financing; Purchaser Investigation. Purchaser has, and at Closing will have, sufficient immediately available funds to pay the Purchase Price and perform its obligations without any financing condition or outside financing. Assuming (i) the accuracy of the representations and warranties of Selling Parties set forth in Article III and Article IV, as applicable (in each case, without giving effect to any materiality, Material Adverse Effect, knowledge or similar qualifications set forth therein) in all material respects and (ii) Company as of immediately prior to the Closing, is solvent, immediately after Closing, after giving effect to the consummation of the transactions contemplated hereby, each of Purchaser and Company will be solvent. Purchaser is a sophisticated party, has conducted an independent investigation, and is relying solely on the express representations and warranties in this Agreement and not on projections, forecasts, budgets or extra-contractual statements.

ARTICLE VI

COVENANTS

6.1 Further Assurances. At or after Closing, and without further consideration but at the expense of Purchaser, Selling Parties will execute and deliver to Purchaser such further instruments of conveyance and transfer as Purchaser may reasonably request to more effectively convey and transfer the Purchased Interests to Purchaser, free and clear of any Lien and subject to no legal or equitable restrictions of any kind.

6.2 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, each Selling Party shall not, directly or indirectly (including through its directors, officers, employees and Affiliates), in the Restricted Area own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business (other than the Company and Purchaser), whether in corporate, proprietorship or partnership form or otherwise, engaged in (i) the Business or (ii) any other line of business that competes with the Company or any of its Affiliates as of the Closing (the types of businesses described in (i) and (ii) above shall be referred to the “Restricted Business”); provided that a Selling Party shall be deemed to be engaging in business in the Restricted Area if such Selling Party on behalf or for the benefit of any Restricted Business uses any electronic or digital device that is physically located in the Restricted Area to communicate with any person, whether or not such other person is physically located in the Restricted Area, or on behalf or for the benefit of any Restricted Business, such Selling Party uses any telecommunication device located outside the Restricted Area to communicate with any person located in the Restricted Area. Notwithstanding the foregoing, the restrictions contained in this Section 6.2(a) shall not restrict the acquisition by Selling Parties, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period of five (5) years from and after the Closing Date, each Selling Party shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Purchaser or the Company or any of their Affiliates (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with Purchaser or the Company or any of their Affiliates, to terminate or modify any such actual or prospective relationship; (ii) solicit business from, attempt to transact business with, or transact business with, except on behalf of the Company, any current or prospective client, investor or business partner of the Company with whom the Company transacted business during the 24-month period preceding the Closing Date and that such Selling Party either: (A) contacted, called on, serviced, did business with or had contact with during the period that such Selling Party had an interest in the Company or served as an officer or director of the Company; or (B) learned Confidential Information about during the period that Selling Party had an interest in the Company; provided that this restriction in clause (ii) hereof applies only to soliciting, attempting to transact business, or transacting business for a Restricted Business, and the Parties agree that any notification, update or other communication to any such current or prospective client of Selling Party’s change of status or non-employment with Company or Selling Party’s relationship or status with any Restricted Business (whether such notification or update is through LinkedIn, Facebook, any other social media outlet, email, letter or by any other method) will not, by itself, constitute a solicitation of business and an attempt to transact business with such current or prospective client, investor or business partner; or (iii) hire or solicit the employment or engagement (whether as an employee, consultant, or otherwise) of, or attempt to recruit for employment or engagement any individual employed by the Company or contracting with the Company as of the Closing or who was employed by or contracting with the Company during the previous twelve (12) months prior to such hiring, solicitation or attempt to recruit; provided, however, that the following actions shall not constitute a breach or violation of this clause (iii) so long as such actions are not prohibited by the non-competition restrictions in Section 6.2(a) above: soliciting, hiring or engaging employees or contractors after their employment or engagement with the Company has terminated.

(c) From and after the Closing Date, each Selling Party shall not and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, any Confidential Information. Each Selling Party shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or reasonably necessary to enforce such party’s rights or defend against claims under this Agreement or the other transaction documents executed in connection herewith; provided, that in the event disclosure is required by applicable Law, such Selling Party shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.

(d) Each Party shall not, and shall cause such Party’s Affiliates not to, disparage, criticize, or initiate negative publicity about any other Party or any of their Affiliates relating to this Agreement or the transactions contemplated hereby or any such Party’s interest in, or involvement with, the Company.

(e) Each of the Selling Parties expressly acknowledges and agrees that the covenants and undertakings contained in this Section 6.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.2 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.2 will be inadequate. Therefore, each of the Selling Parties expressly acknowledges and agrees that Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.2 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.2 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(f) The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.2 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.3 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the business of the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller, the Company, or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records prior to that time, such Party shall first give 90 days prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

6.4 Publicity.

(a) None of Purchaser, a Selling Party or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Parties with respect to the text thereof. The Parties shall cooperate to prepare an initial press release relating to this Agreement.

(b) Each of Purchaser, the Selling Parties and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. For the avoidance of doubt, the Selling Parties and the Company acknowledge and agree that a description of and a copy of this Agreement will need to be filed with the U.S. Securities and Exchange Commission pursuant to applicable securities Laws.

6.5 Use of Name. The Selling Parties hereby agree that upon the Closing, the Company shall have the sole right to the use of the name “Camfour,” “C4” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 4.14(a) (collectively, the “Company Marks”). The Selling Parties shall not, and shall not permit their Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. Immediately upon the Closing, Seller shall amend its Organizational Documents to cease using the “Camfour” name. The Selling Parties shall, and shall cause each their Affiliates to, immediately after the Closing, cease to hold itself out as the sole member of the Company.

6.6 Release. In consideration of the premises contained herein, the consideration to be received by Seller (and indirectly by the other Selling Parties) pursuant to this Agreement for the sale of the goodwill of the business of the Company, and in consideration of and as an inducement to Purchaser to consummate the Closing, each Selling Party, on behalf of itself and on behalf of the Related Persons, hereby releases and forever discharges Purchaser and the Company, and each of their respective past, present and future officers, directors, employees, representatives, Affiliates, members, managers, successors and assigns (individually, a “Released Party” and collectively, “Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, indebtedness and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Selling Party or any of such Selling Party’s Related Persons now has, have ever had or may hereafter have against the respective Released Parties arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including but not limited to any matter arising out of or in connection with the such Selling Party’s capacity as a director, officer, or employee of the Company, and including any rights to indemnification or reimbursement from any Released Party, whether pursuant to their respective constituent documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided that nothing contained herein shall (i) operate to release any obligations of Purchaser arising under this Agreement or any other agreement or document executed in connection with the transactions contemplated by this Agreement or (ii) prohibit claims made by a Selling Party under a directors and officers insurance policy (D&O Policy). Each

Selling Party on behalf of itself and on behalf of its Related Persons hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby. Each Selling Party specifically acknowledges and declares that there is no representation, warranty, or collateral agreement, written or oral, which will in any way modify, alter or provide any condition as to the effectiveness of the foregoing release. In making this waiver, each Selling Party acknowledges that it may hereafter discover facts in addition to or different from those which such Selling Party now believes to be true with respect to the subject matter released herein, but agrees that such Selling Party has taken that possibility into account in reaching this Agreement and as to which such Selling Party expressly assumes the risk.

6.7 ATF Change of Control Filing; State and Local Permits.

(a) Selling Parties, Company and Purchaser shall, as promptly as practicable after the Closing Date but no later than five days after the Closing Date, cooperate as applicable (at the expense of Purchaser) to provide written notice to the ATF of a change of control of the Company, as required by 27 C.F.R.§478.54. The Company and Purchaser shall, as promptly as practicable after the Closing Date, but no later than five days after the Closing Date, designate a qualified individual as a Responsible Person, as such term is defined in 18 U.S.C. 841(s) and submit the ATF Form 7(5310.12A) Responsible Person Questionnaire to ATF. The Company and Purchaser shall simultaneously notify ATF of the removal of Peter Picknelly and Brian Stefano as Responsible Persons associated with the FFL. Getz shall remain a Responsible Person (appointed by resolution as a non-statutory officer) with the FFL until the Company designates additional qualified individuals as Responsible Persons, for a term not to exceed six (6) months or when, if earlier, he is replaced as the permit holder (as described in Section 6.7(b) below) for the state and local licenses and permits.

(b) Getz shall continue to serve as the Company’s designee with respect to any additional state and local licenses and permits until a representative of Purchaser can obtain such credentials and serve as such designee, not to exceed six (6) months after the date of Closing. Upon Closing, for compliance purposes Getz (or any future replacement) will be appointed by resolution as a non-statutory compliance officer of the Company and shall remain in that position at all times while his state and local licenses and permits remain in effect, subject to the provisions of the Consulting Agreement between the Company and Getz dated as of the date of this Agreement.

(c) At the time Purchaser’s designees have received the requisite state and local licenses and permits to independently perform the regulated operations, Getz shall promptly surrender all state and local licenses and permits issued in his name that also list the Company name and address. The Parties shall cooperate as applicable in order for Purchaser to properly notify federal, state, and local licensing authorities of the removal of Getz as Responsible Person and non-statutory officer.

6.8 Reimbursement. At the Closing, Purchaser shall pay for (i) fifty percent (50%) of the costs for the Escrow Accounts and (ii) fifty percent (50%) of the mutually agreed costs incurred by the Company for the 2025 audit of its financial statements and related costs for audit readiness and preparation of June 30, 2026 unaudited financial statements. Following the Closing, the Selling Parties shall cause the Seller to pay to the Purchaser any refunded insurance premiums received by the Seller with respect to insurance policies carried by the Company prior to Closing, to the extent that such refunded premiums have been included in the Included Current Assets as pre-paid premiums in the Closing Working Capital.

6.9 Non-Standard Accounts Receivable. The Parties agree that the aggregate amount of (i) all unpaid accounts receivable owed to the Company by its customers/dealers as of end of business the day prior to the Closing Date, which were invoiced under the payment terms defined herein as Non-Standard A/R minus (ii) $1,000,000 shall be referred to herein as the “A/R Escrow Amount”, and shall be deposited into the A/R Escrow Account at Closing. Within fifteen (15) days of the end of each calendar month following the Closing, commencing with November, 2026, and for each subsequent month, Purchaser shall reconcile the amounts collected from each invoice included in the Non-Standard A/R during that month (the “A/R Collected”) and issue a report of the same to Seller, providing reasonable detail regarding (X) the accounts that have been paid in the applicable month and (Y) the installments that became more than 60 days past due in the applicable month. An amount equal to 50% of all A/R Collected that is received by the Purchaser during the applicable month net of any payment received after 60 days of the installment due date (a “Late Payment”) shall be remitted to the Seller from funds held in the A/R Escrow Account. Any Late Payments in the applicable month will be considered in default, and an amount equal to such Late Payments (but not the amount of subsequent installments that are not yet 60 days past due) shall be remitted to the Purchaser from funds held in the A/R Escrow Account. All payments from the A/R Escrow Account shall be made within 15 days following the month in which the corresponding payments were received by the Purchaser or the subject installment payments became Late Payments, as applicable. Any amounts remaining in the A/R Escrow Account after December 31, 2027, together with any interest earned on the A/R Escrow Amount, if any, shall be released to the Purchaser. With respect to the Non-Standard A/R, Purchaser shall maintain credit and collections practices consistent with the past practices of the Company until the A/R Escrow Amount has been distributed in full. Any payment out of the A/R Escrow Account will include the interest that had accrued on such payment amount up until the time paid.

6.10 D&O Policy Tail. Selling Parties agree that Seller shall obtain a six (6) year tail policy commencing as of the Closing Date for that certain Management Liability Insurance Policy (Policy No. PML0003294 02) covering the officers and directors of the Company, and shall provide evidence of such coverage to Purchaser at Closing, and Seller shall not cancel nor modify such tail policy without the prior written consent of Purchaser. The cost of such tail policy shall be shared on a 50/50 basis between Purchaser and Seller.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Purchaser Document shall survive the Closing through and including the eighteenth (18th) month anniversary of the Closing Date (the “General Survival Period”);

provided, that (a) the Fundamental Representations shall survive the Closing through and including the seventh (7th) year anniversary of the Closing Date and the representations and warranties of Seller set forth in Section 4.10 (taxes), Section 4.16 (employee benefit plans), and Section 4.20 (environmental) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”), and (b) any claim with respect to any fraudulent, intentional or willful breach of any representation will survive and can be made by a Purchaser Indemnified Party indefinitely; provided, that any obligations under Sections 7.2(a) and 7.2(b) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying Party in accordance with Section 7.3(a) before the termination of the applicable Survival Period. All covenants and agreements contained in this Agreement shall survive for the period of time stated therein, but if no such period is stated, then until such covenants and agreements are fully performed. Notwithstanding anything to the contrary in this Section 7.1, the indemnification obligations pursuant to this Article VII shall not terminate with respect to any indemnification claim made by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, prior to the expiration of the applicable survival period until such claim is resolved. Notwithstanding anything to the contrary set forth herein, notice shall be deemed to have been duly delivered by Purchaser for all purposes under this Article VII with respect to the matters set forth in 7.2(a)(v), if any.

7.2 Indemnification.

(a) From and after the Closing, subject to Sections 7.1, 7.4 and 7.5 hereof, the Selling Parties hereby agree to jointly and severally indemnify and hold Purchaser, the Company, their Affiliates, and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by any Selling Party in this Agreement or in any Seller Document or Company Document;

(ii) any breach of any covenant or other agreement on the part of any Selling Party under this Agreement or in any Seller Document or Company Document;

(iii) Transaction Expenses and Indebtedness as of the Closing to the extent that they were not discharged by Seller on or prior to Closing;

(iv) any Indemnified Taxes; and

(v) any matters set forth on Schedule 7.2(a)(v).

(b) From and after the Closing and subject to Sections 7.1 and 7.4, Purchaser hereby agrees to indemnify and hold the Selling Parties and their Affiliates and their respective equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document; and

(ii) any breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or in any Seller Document, Company Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

7.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 hereof (a “Third-Party Claim”), the indemnified Person shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying Party. The failure of the indemnified Person to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto except to the extent that the indemnifying Party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 7.3, the indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified Person, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder if and only if (i) the indemnifying Party shall have acknowledged in writing to the indemnified Person its unqualified obligation to indemnify the indemnified Person as provided hereunder and (ii) the indemnifying Party provides the indemnified Person with evidence reasonably acceptable to the indemnified Person that the indemnifying Party will have the financial resources to defend against such Third-Party Claim and fulfill its indemnification obligations hereunder. If the indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, it shall within fifteen (15) days of the indemnified Person’s written notice of the assertion of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires) notify the indemnified Person of its intent to do so; provided, that the indemnifying Party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to Losses indemnified against by it hereunder, fails to notify the indemnified Person of its election as herein provided or contests its obligation to indemnify the indemnified Person for such Losses under this Agreement, the indemnified Person may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the indemnified Person defends any Third-Party Claim, then the indemnifying Party shall promptly reimburse the indemnified Person for the expenses of defending such Third-Party Claim which relates to Losses indemnified against by the indemnifying party, upon submission of periodic bills. Notwithstanding anything to the contrary in this Agreement, the indemnified Person shall be entitled to engage counsel of its choice (which counsel shall be reasonably acceptable to the indemnifying Party) and assume the defense of or otherwise control the handling of a Third-Party Claim which relates to Losses indemnified against by the indemnifying party, in each case, at the expense of the indemnifying Party by notifying the indemnifying Party if (A) so requested by the indemnifying Party, (B) in the good faith reasonable opinion of counsel to the indemnified Person, a conflict or potential conflict exists between the indemnified Person and the indemnifying Party that would make such representation by the indemnified Person advisable, (C) such Third-Party Claim is brought by a Governmental Body for violation of Law, (D) such Third-Party Claim seeks relief other than for monetary damages or would reasonably be expected to result in an injunction, writ or decree, (E) such Third-Party Claim would result in monetary Liability for which the indemnified Person would not be fully reimbursed or (F) such Third-Party Claim would reasonably be expected to materially and adversely affect the ongoing business of the Company. Each Party agrees to provide reasonable access to each other Party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Section 7.4 to the contrary, neither the indemnifying Party nor the indemnified Person shall, without the prior written consent of the other, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such Party provide to such other Party an unqualified release from all Liability in respect of the Third-Party Claim or (y) if such Third-Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Purchaser or the Company. If the indemnifying Party makes any payment on any Third-Party Claim, the indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified Person to any insurance benefits or other claims of the indemnified Person with respect to such Third-Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified Person and the indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third-Party Claim hereunder, the indemnified Person shall forward to the indemnifying Party notice of any sums due and owing by the indemnifying Party pursuant to this Agreement with respect to such matter and the indemnifying Party shall pay all of such remaining sums so due and owing to the indemnified Person in accordance with Section 7.5.

7.4 Limitations on Indemnification Obligations.

(a) An indemnifying Party shall not have any liability under Section 7.2(a)(i) or Section 7.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified Persons and indemnifiable hereunder exceeds $119,000 (the “Deductible”) and, in such event, the indemnifying Party shall be required to pay the entire amount of all such Losses in excess of the Deductible, subject to the other limitations contained in this Article VII; provided that the Deductible limitation shall not apply to Losses related to (x) the failure of any Fundamental Representation to be true and correct, or (y) any indemnification claim arising out of any Fraud of any Selling Party in this Agreement, or in any Seller Document or Company Document.

(b) Indemnity Cap; Order of Recovery.

(i) The aggregate maximum liability of the Seller Parties (A) pursuant to Section 7.2(a)(i) (other than with regard to a breach of a Fundamental Representation and any Indemnified Taxes or Fraud) shall not exceed the Retainage Escrow Amount, (B) with regard to breaches of Fundamental Representations, any Indemnified Taxes or Fraud, pursuant to Section 7.2(a)(i) and pursuant to Sections 7.2(a)(iii), and 7.2(a)(iv), shall not in the aggregate exceed the Purchase Price, provided, however that a Shareholder’s individual liability for such indemnity obligations shall not exceed such Shareholder’s percentage ownership in the Seller multiplied by the Purchase Price, (C) pursuant to Section 7.2(a)(v) shall not exceed the Indemnity Escrow Amount, (D) pursuant to Section 7.2(a)(ii) shall not exceed the Purchase Price for each Selling Party and (E) with respect to Fraud shall not be capped. The aggregate maximum liability of the Purchaser pursuant to Section 7.2(b) shall not exceed the Purchase Price.

(ii) In the event that a Purchaser Indemnified Party suffers, incurs, or sustains Losses for which any of the Selling Parties are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 7.2(a)(i) or Section 7.2(a)(iv), the Purchaser shall recover such Losses (subject to the terms set forth in this Article VII) as follows:

(A) First, from the Retainage Escrow Account, to the extent then available;

(B) Second, under the RWI Policy (if such Losses are covered thereby); and

(C) Third, directly from the Selling Parties, subject in each case to the applicable cap for such indemnifiable matter set forth in Section 7.4(b)(i).

(iii) In the event that a Purchaser Indemnified Party suffers, incurs, or sustains Losses with regard to breaches of Fundamental Representations pursuant to Section 7.2(a)(i) or pursuant to Sections 7.2(a)(ii), 7.2(a)(iii), and 7.2(a)(iv), the Purchaser shall be entitled to seek recourse, at Purchaser’s sole election, (i) from the Indemnity Escrow Account or (ii) directly from the Selling Parties, subject in each case to the applicable cap for such indemnifiable matter set forth in Section 7.4(b)(i). In the event that a Purchaser Indemnified Party suffers, incurs, or sustains Losses with regard to Section 7.2(a)(v), the Purchaser shall be entitled to seek recourse solely from the Indemnity Escrow Account.

(c) The Selling Parties shall have no right of contribution or other recourse against the Company or its directors, managers, officers, Employees, Affiliates, agents, attorneys, managers, members, representatives, assigns or successors for any Third-Party Claims asserted by Purchaser Indemnified Parties.

(d) Any Losses for which an Indemnified Party may seek indemnification pursuant to this Article VII will be reduced by the amount of any insurance proceeds (net of deductibles and increases in premiums) available to an Indemnified Party, or any other recovery from a third party, that is actually paid to or actually realized by such Indemnified Party, with respect to such Losses.

7.5 Escrows.

(a) On the Closing Date, Purchaser shall, on behalf of Seller, transfer to Acquiom Clearinghouse LLC, as agent to Purchaser and Seller (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent (the “Retainage Escrow Account”), an amount equal to $119,000 (the “Retainage Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”). After the Deductible is satisfied, any Losses applicable to breaches of representations and warranties shall be paid, to the extent there are sufficient funds in the Retainage Escrow Account and subject to the other limitations contained herein, by release of funds to the Purchaser Indemnified Parties from the Retainage Escrow Account by the Escrow Agent within five Business Days after the date notice of any sums due and owing is given to Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement and subject to the escrow release provisions in the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Retainage Escrow Amount. On that date which is nine (9) months following the Date of Closing, the Escrow Agent shall release to Seller fifty percent (50%) of the Retainage Escrow Amount (reduced by any amount paid to Purchaser for indemnification claims and any claims for indemnification under this Article VII asserted prior to such date but not yet resolved). On the expiration of the General Survival Period, the Escrow Agent shall release the remaining Retainage Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount in the Retainage Escrow Account then held by the Escrow Agent) equal to the amount of claims for indemnification applicable to the RWI Deductible asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved RWI Deductible Claims”). The Retainage Escrow Amount retained for Unresolved RWI Deductible Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VII and the Escrow Agreement. For purposes of clarification, no funds shall be released from the Retainage Escrow Account related to a disputed indemnification claim absent joint written instructions from Seller and Purchaser or a final, nonappealable judgment.

(b) On the Closing Date, Purchaser shall, on behalf of Seller, transfer to the Escrow Agent, in immediately available funds, to the account designated by the Escrow Agent (the “Indemnity Escrow Account”), an additional amount equal to $1,700,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement. Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to Section 2.4 and this Article VII (other than related to the RWI Policy as provided by Section 7.5(a)) shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five Business Days after the date notice of any sums due and owing is given to Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement and subject to the escrow release provisions in the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Selling Parties shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice. If the Selling Parties breach their obligation to pay any amount hereunder, such amount shall bear interest from and including the payment due date but excluding the date of payment at a rate per annum equal to the Prime Rate, with such interest payable at the same time as the payment to which it relates and calculated daily on the basis of a year of 365 days and the actual number of days elapsed. On that date which is nine (9) months following the Date of Closing, the Escrow Agent shall release to Seller fifty percent (50%) of the Indemnity Escrow Amount (reduced by any amount paid to Purchaser for indemnification claims and any claims for indemnification under this Article VII asserted prior to such date but not yet resolved). On the expiration of the General Survival Period, the Escrow Agent shall release the remaining Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article VII asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VII and the Escrow Agreement. For purposes of clarification, no funds shall be released from the Indemnity Escrow Amount related to a disputed indemnification claim absent joint written instructions from Seller and Purchaser or a final, nonappealable judgment.

(c) On the Closing Date, Purchaser shall, on behalf of Seller, transfer to the Escrow Agent, in immediately available funds, to the account designated by the Escrow Agent (the “A/R Escrow Account”), an additional amount equal to the A/R Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement. Any payment from the A/R Escrow Account that Purchase or Seller is entitled to receive pursuant to Section 6.9 and this Section 7.5(c) shall be paid by release of funds to the Purchaser or Seller from the A/R Escrow Account by the Escrow Agent within five Business Days after the date notice of any sums due and owing (together with the associated report) is given by the Purchaser to the Seller in accordance with the provisions set forth in Section 6.9 (with a copy to the Escrow Agent pursuant to the Escrow Agreement and subject to the escrow release provisions in the Escrow Agreement), and each such payment shall accordingly reduce the A/R Escrow Amount. For purposes of clarification, no funds shall be released from the A/R Escrow Amount absent joint written instructions from Seller and Purchaser or a final, nonappealable judgment.

7.6 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Seller, at its sole cost and expense, shall prepare and timely file (or cause the Company to prepare and timely file) all income Tax Returns of the Company for any taxable period ending on or before the Closing Date, and shall pay any and all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice, except as otherwise required by applicable Law. Seller shall provide Purchaser with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval, and Seller shall incorporate any reasonable comments of Purchaser in the final Tax Return prior to filing.

(ii) Purchaser shall cause the Company to file all Tax Returns (other than those Tax Returns described in Section 7.6(a)(i) required to be filed by the Company after the Closing Date and, subject to the right to payment from Seller under Section 7.6(a)(iii), pay or cause to be paid all Taxes shown due thereon. To the extent that any such Tax Returns relate to a Pre-Closing Tax Period, Purchaser shall provide Seller with copies of such completed Tax Returns within a reasonable time prior to the due date for filing thereof, along with supporting workpapers, for Seller’s review and comment, and Purchaser shall consider in good faith any reasonable comments of Seller with respect to such Tax Returns. No failure or delay of Purchaser in providing such Tax Returns for Seller to review shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement.

(iii) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 7.6(a)(ii), Seller shall pay to Purchaser the amount of Indemnified Taxes, as reasonably determined by Purchaser, due and payable with respect to such Tax Returns. No payment pursuant to this Section 7.6(a)(iii) shall excuse Seller from its indemnification obligations pursuant to Section 7.2(a)(iv) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller’s payment under this Section 7.6(a)(iii).

(b) Straddle Period Tax Allocation. For purposes of determining the amount of Taxes for any Pre-Closing Tax Period, in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the portion of such Taxes, if any, attributable to the Pre-Closing Period shall be determined as follows: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c) Cooperation. Purchaser, the Company and Seller shall (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any audit or other Legal Proceeding with respect to Taxes or Tax Returns of the Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company; (iv) provide any information necessary or reasonably requested to allow Purchaser or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any transfer Tax.

(d) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (a “Tax Claim”) shall be received by either Party, the notified Party shall notify such other Party in writing of such Tax Claim; provided, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under Section 7.2 or this Section 7.6 except to the extent that the other Party is actually and materially prejudiced thereby.

(ii) Seller shall have the right to represent the Company with respect to any Tax Claim relating exclusively to taxable periods ending on or before the Closing Date; provided, that(A) Purchaser, at its sole cost and expense, shall have the right to participate in any such Tax Claim, and (B) Seller shall not allow the Company to settle or otherwise resolve any such Tax Claim without the prior written consent of Purchaser, which consent will not be unreasonably withheld.

(iii) Purchaser shall have the right, at the expense of Seller to the extent such Tax Claim is subject to indemnification by Seller pursuant to Section 7.2(a)(iv) hereof, to represent the interests of the Company in any Tax Claim not controlled by Seller pursuant to Section 7.6(d)(ii), provided, that (A) Seller, at its sole cost and expense, shall have the right to participate in any such Tax Claim, and (B) Purchaser shall not allow the Company to settle or otherwise resolve any such Tax Claim without the prior written consent of Seller, which consent will not be unreasonably withheld.

(e) Transfer Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(f) Tax Treatment; Allocation.

(i) Purchaser and Seller agree that for U.S. federal (and applicable state and local) income Tax purposes, (A) the Conversion is intended to have no effect, and (B) the purchase and sale of the Purchased Interests is intended for all applicable income Tax purposes to be treated as a sale and purchase of assets.

(ii) Within sixty (60) days of the final determination of Closing Working Capital, Purchaser shall provide to Seller a schedule allocating the Purchase Price (plus any applicable liabilities of the Company and other amounts treated as consideration for Tax purposes) among the assets of the Company (the “Allocation Schedule”). The Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Exhibit D.

(iii) The Parties shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price pursuant to this Agreement. The Parties agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination within the meaning of Section 1313(a) of the Code.

(g) Conflicts. In the event of a conflict between the provisions of this Section 7.6, on the one hand, and the provisions of Sections 7.1 through 7.4, on the other, the provisions of this Section 7.6 shall control.

7.7 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VII (including this Section 7.7) is determined to be taxable to the Party receiving such payment by any Taxing Authority, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

7.8 Exclusive Remedy. Except for any claims made or other rights pursuant to: (1) the RWI Policy; (2) claims under any Transaction Documents other than this Agreement; (3) a claim for injunctive or other equitable relief; (4) the dispute process outlined in Section 2.4(b)(iii) or (5) in the case of Fraud, the indemnification obligations of the Parties set forth in this Article VII are the sole and exclusive remedy of the Parties with respect to this Agreement and the transactions contemplated hereby; provided, however, that no limitations, qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of any Purchaser Indemnified Party to make claims under or recover under the RWI Policy.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses.

Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

8.2 Specific Performance; Right to Setoff.

(a) Seller acknowledges and agrees that a breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Purchased Interests to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

(b) Seller hereby agrees that with respect to any claim for indemnification under Article VII or any claim related to a breach of this Agreement, Purchaser is hereby authorized to setoff and apply any and all such claims payable to Purchaser pursuant to the terms of this Agreement against the obligations, if any, owing to Seller in respect of this Agreement. Notwithstanding any contrary provisions contained herein, Purchaser shall have no right of setoff against any amount payable to Seller except for an amount finally determined to be due by written settlement agreement signed by the Parties or final, nonappealable judgment. No asserted or disputed claim shall delay or reduce any payment otherwise due to Seller.

(c) The remedies set forth in this Section 8.2 shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under Article VII.

8.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Dallas County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.5.

8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Seller Documents, the Company Documents and the Purchaser Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

8.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by electronic transmission (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Selling Parties, to:

Camfour Holding, Inc.

c/o Peter Pan Bus Lines, Inc.

Union Station – Suite 300

1 Peter Pan Way

Springfield, MA 01103

Email: [*****]

Attention: Peter Picknelly

With a copy (which shall not constitute notice) to:

Siddall & Siddall, P.C.

1350 Main Street, Suite 210

Springfield, MA 01103

Attention: Michael R. Siddall, Esquire

Email: msiddall@siddalllaw.com

If to Purchaser, to:

Attention:

GrabAGun Digital Holdings Inc.

200 E. Beltline Rd., Suite 403,

Coppell, Texas 75019

Attention: Jonathan Wolens, General Counsel

Email: [*****]

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney St, Suite 4000

Houston, TX 77010

Attention: Ricardo Garcia-Moreno; Brent Duddles

Email:Ricardo.garcia-moreno@haynesboone.com;

brent.duddles@haynesboone.com

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Interests and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the Purchased Interests. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

8.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates or any Seller Party or its Affiliates shall have any liability for any obligations or liabilities under this Agreement or the Purchaser Documents, Seller Documents or Company Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except to the extent specifically stated in this Agreement.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Selling Parties:

Camfour Holding, Inc.

By:	/s/ Malcolm C. Getz
Name: Malcolm C. Getz
Title: Treasurer

/s/ Peter Picknelly
Peter Picknelly, an individual

/s/ Brian Stefano
Brian Stefano, an individual

/s/ Malcolm C. Getz
Malcolm C. Getz, an individual

Purchaser:

GrabAGun Digital Holdings, Inc.

By:	/s/ Marc Nemati
Name: Marc Nemati
Title: Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

ANNEX A

DEFINITIONS AND DEFINITIONAL AND INTERPRETIVE MATTERS

A. Certain Definitions. For purposes of this Agreement, the definitions and other interpretive matters are set forth on Annex A.

“Adjusted Cash Payment” has the meaning set forth in Section 2.4(b)(i).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreement” has the meaning set forth in the Recitals.

“AI Requirements” means all Laws, industry standards and other binding requirements applicable to the use of artificial intelligence, machine learning, deep learning, automated or algorithmic decision tools, systems or models, and similar technologies, including, to the extent applicable, the EU Artificial Intelligence Act; Colorado AI Act; and any other federal, state, national, or international artificial intelligence, algorithmic accountability, or automated decision-making Laws.

“A/R Collected” has the meaning set forth in Section 6.9.

“A/R Escrow Account” has the meaning set forth in Section 7.5(c).

“A/R Escrow Amount” has the meaning set forth in Section 6.9.

“Arbiter” has the meaning set forth in Section 2.4(b)(iii).

“ATF” means the United States Bureau of Alcohol, Tobacco, Firearms & Explosives.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2026.

“Business” means the Company’s business as conducted on the date hereof involving the distribution and sale of firearms, firearm parts, ammunition, related accessories and reloading equipment and components.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“Cap” has the meaning set forth in Section 7.4(b).

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Payment” has the meaning set forth in Section 2.3.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Closing” has the meaning set forth in Section 2.5.

“Closing Cash” means the Cash of the Company as of the Closing.

“Closing Indebtedness” means the Indebtedness of the Company as of the Closing.

“Closing Transaction Expenses” has the meaning set forth in Section 2.4(b)(ii).

“Closing Working Capital” means (A) the consolidated Included Current Assets of the Company, less (B) the consolidated Included Current Liabilities of the Company, determined as of the close of business on the Closing Date, in each case derived from the Closing Balance Sheet.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Documents” has the meaning set forth in Section 4.2.

“Company Intellectual Property” means all Intellectual Property owned by the Company.

“Company Marks” has the meaning set forth in Section 6.5.

“Company Permits” has the meaning set forth in Section 4.19(b).

“Company Property” or “Company Properties” has the meaning set forth in Section 4.12(a).

“Company Technology” means all Technology owned by the Company.

“Confidential Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Consigned Goods” has the meaning set forth in Section 4.27(c).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Customer Incentives” has the meaning set forth in Section 4.28(a).

“Deductible” has the meaning set forth in Section 7.4(a).

“Employee” means all individuals (including common law employees, and individual independent contractors and consultants (including entities owned and operated by an individual)) who are currently employed or engaged by the Company.

“Employment Agreement” has the meaning set forth in Section 2.6(g).

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time within the six-year period preceding the date of this Agreement would have been treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code.

“Escrow Accounts” means the Retainage Escrow Account, the A/R Escrow Account and the Indemnity Escrow Account.

“Escrow Agent” has the meaning set forth in Section 7.5.

“Escrow Agreement” has the meaning set forth in Section 7.5.

“Estimated Closing Cash” has the meaning set forth in Section 2.4(a)(i)

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a)(i).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a)(i).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Firearms Regulations” has the meaning set forth in Section 4.19(b).

“Former Employee” means all individuals (including common law employees, and individual independent contractors and consultants (including entities owned and operated by an individual)) who were employed or engaged by the Company but who are no longer so employed or engaged on the date hereof.

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1 (authorization of agreement), 3.3 (ownership and transfer of purchased interests), 3.5 (financial advisors), 3.6 (holding company), 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (capitalization), 4.5 (subsidiaries), and 4.31 (financial advisors).

“Fraud” or “Fraudulent” or references to the word “fraud” shall mean common law fraud. For avoidance of doubt, “Fraud” does not include any fraud based on constructive knowledge, equitable fraud, promissory fraud, negligent misrepresentation, recklessness, or any similar theory.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“General Survival Period” has the meaning set forth in Section 7.1.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde, polychlorinated biphenyls and PFAS.

“Included Current Assets” means accounts receivable, inventory (including inventory reserves, but excluding in-transit inventory), prepaid insurance and prepaid expenses, but excluding cash and cash equivalents, pre-paid dealer credits, Tax assets and receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their Affiliates and any other assets designated by the Parties as being excluded current assets or otherwise reflected on Exhibit A, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Illustrative Closing Working Capital attached hereto as Exhibit A.

“Included Current Liabilities” means accounts payable, deferred revenue, accrued wages (but not accrued bonuses or commissions) and other accrued expenses, but excluding, accrued Taxes (including payroll and sales Taxes), deferred Taxes, income Taxes, payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their Affiliates, the current portion of long term Indebtedness, Transaction Expenses, and any liabilities designated by the Parties as being excluded current liabilities or otherwise reflected on Exhibit A, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Illustrative Closing Working Capital attached hereto as Exhibit A.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (including breakage fees and redemption and repayment premiums or penalties); (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases capitalized or required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such

Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred membership interests (or other equity) of such Person; (vii) all income Taxes of such Person for any Pre-Closing Tax Period, determined on a jurisdiction-by-jurisdiction basis, and which shall never be less than zero ($0) for any jurisdiction; (viii) other long-term liabilities that are customarily treated as debt, including accrued bonuses, accrued commissions, Tax liabilities, and accrued interest; (ix) all obligations of the type referred to in clauses (i) through (viii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Account” has the meaning set forth in Section 7.5(b).

“Indemnified Taxes” means, without duplication (i) all Taxes of the Company (or any predecessor thereof, including the Predecessor Company) (A) for any Pre-Closing Tax Period (determined, with respect to a Straddle Period, as provided in Section 7.6(b)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company (or any predecessor thereof, including the Predecessor Company) is or was a member on or prior to the Closing Date, by reason of the liability of the Company (or any predecessor thereof, including the Predecessor Company), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iv) any failure by Seller to timely pay any and all Taxes required to be borne by Seller pursuant to Section 7.6(e).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary Confidential Information (“Trade Secrets”); (vi) other intellectual property rights arising from or relating to Technology, and (vii) Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right relating to or under Intellectual Property and (ii) any grant by another Person to the Company of any right relating to or under any third Person’s Intellectual Property.

“Inventory” has the meaning set forth in Section 4.27.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” means, with respect to the Company and Seller and the actual knowledge of the Shareholders, Shaun Phelan, Brett Fuller, Desmond Lee and Mike Starke, after reasonable inquiry of the individuals specifically identified on Schedule 1.1, and shall not include constructive, imputed or inquiry notice beyond such reasonable inquiry.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim).

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Loss” or “Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that (i) has had a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, taken as a whole or (ii) would or could reasonably be expected to be materially adverse to the ability of the Company to operate its business immediately after the Closing in the manner as such business was operated immediately prior to the Closing; provided that none of the following, alone or in combination, shall constitute or be considered in determining a Material Adverse Effect: general economic, political, credit or securities-market conditions; conditions generally affecting the Company’s industry; changes in Law or GAAP; acts of war, terrorism, civil unrest, epidemics, pandemics or natural disasters; the announcement or pendency of this transaction; any action required by this Agreement or taken at Purchaser’s written request; or failure to meet any projection, forecast or budget, except that the underlying cause may be considered if not otherwise excluded.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Membership Interests” has the meaning set forth in the Recitals.

“Non-Standard A/R” means, with respect to all unpaid invoices which have been issued to customers/dealers with payment terms involving more than one installment payment as set forth in the table below, the amount of all the installment payments due other than payments due under their standard customer terms. If, after the Closing Date, Purchaser discovers additional unpaid customer/dealer invoices with similar installment payments to those listed in the table below, Purchaser reserves the right to include these newly discovered unpaid invoices in the definition of Non-Standard A/R.

Example for Customers with Standard N30 Terms
Payment Term	Standard A/R	Non-Standard A/R
Date 2	Installment 1	Installment 2

Date 3	Installment 1	Installments 2, 3

Date 4 / Date 4 ACH	Installment 1	Installments 2, 3, 4

Date 5	Installment 1	Installments 2, 3, 4, 5

Date 6 / Date 6 ACH	Installment 1	Installments 2, 3, 4, 5, 6

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Organizational Documents” means, for any Person, (a) the certificate or articles of incorporation or formation of such Person; (b) the bylaws, the limited liability company agreement or operating agreement or other governing document of such Person; (c) any certificate of determination or instrument relating to the rights of the holders of any equity or interest of such Person, including a stockholders’ agreement; and/or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons or the designation, amount or relative rights, limitations and preference of the equity interests of such Person.

“Owned Property” has the meaning set forth in Section 4.12(a).

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” has the meaning set forth in Section 4.13(b).

“Personal Information” means any information relating to an identified or identifiable natural person, including information that constitutes “personal data,” “personal information,” “personally identifiable information” or any similar term under any applicable Privacy Laws, and any other information that constitutes personal data, personal information, or that otherwise relates to or is reasonably linked or linkable to an identified or identifiable natural person.

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Plans” shall mean (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, option, equity appreciation right, equity bonus, equity purchase, employee equity ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by the Company or for which the Company has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Company or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six years prior to the Closing Date or with respect to which, to the Company or any ERISA Affiliate has any Liability.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Predecessor Company” has the meaning set forth in the Recitals.

“Predecessor Company Reorganization” has the meaning set forth in Section 4.10(q).

“Predecessor LLC” has the meaning set forth in Section 4.10(q).

“Prime Rate” means the rate of interest published by The Wall Street Journal, Eastern Edition, as the “prime rate” at the large U.S. money center banks.

“Privacy Laws” means any and all applicable Laws relating to the Processing of Personal Information or data privacy, data protection, data security or information security, including the General Data Protection Regulation (EU) 2016/679; the UK General Data Protection Regulation (as defined in the Data Protection Act 2018); the California Consumer Privacy Act, as amended by the California Privacy Rights Act; the Colorado Privacy Act; the Connecticut Data Privacy Act; the Utah Consumer Privacy Act; the Virginia Consumer Data Protection Act; the Children’s Online Privacy Protection Act; all other U.S. state comprehensive privacy Laws; and all other applicable Laws relating to privacy, data protection, data security, breach notification, Processing, or protection of Personal Information.

“Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as access, collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Documents” has the meaning set forth in Section 5.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Qualified Plan” has the meaning set forth in Section 4.16.

“Real Property Lease” has the meaning set forth in Section 4.12(a).

“Related Party Transactions” refers to all Contracts or other matters disclosed on Schedule 4.23.

“Related Persons” has the meaning set forth in Section 4.23.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Responsible Person” has the meaning set forth in Section 4.19(d).

“Restricted Area” as used herein means each state in the United States of America, and each province, state, or other geographic territory in any other country or territory in the world, in each case in which the Company engages in, or actively plans to engage in, business as of the Closing.

“Restricted Business” has the meaning set forth in Section 6.2(a).

“Retainage Escrow Account” has the meaning set forth in Section 7.5.

“R&W Insurer” means Fusion Specialty Americas Insurance Services LLC.

“RWI Policy” means the Buyer-Side Representations and Warranties Insurance Policy issued by the R&W Insurer.

“Security Incident” has the meaning set forth in Section 4.29(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Recitals.

“Seller Documents” has the meaning set forth in Section 3.1.

“Seller Predecessor” has the meaning set forth in Section 4.10(q).

“Seller Reorganization” has the meaning set forth in Section 4.10(q).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Selling Party” has the meaning set forth in the Recitals.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Special Programs” has the meaning set forth in Section 4.26.

“Straddle Period” has the meaning set forth in Section 7.6(b).

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company; or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Survival Period” has the meaning set forth in Section 7.1.

“Target Working Capital” shall be $28,451,537.

“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed or abandoned property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 7.6(d)(i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third-Party Claim” has the meaning set forth in Section 7.3(b).

“Transaction Documents” means the Purchaser Documents, the Seller Documents and the Company Documents.

“Transaction Expenses” means (i) any amounts incurred or to be paid by or on behalf of the Company for investment banking fees, accounting fees, legal fees, lien releases and terminations and any other costs, expenses and Liabilities of advisors or consultants related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby (including the amounts described in Exhibit C attached hereto), (ii) all fees, expenses, costs, reimbursements and other amounts and Liabilities required to paid by the Company associated with change of control benefits, severance and other incentive arrangements in connection with consummation of the transactions contemplated hereby to the extent such amounts shall not have been paid prior to Closing or reflected as a Liability in the calculation of Closing Working Capital as finally determined (or treated as Closing Indebtedness as finally determined), including the amounts described in Exhibit C attached hereto, (iii) fifty percent (50%) of the premium and related costs payable to the R&W Insurer for the RWI Policy; (iv) fifty percent (50%) of the costs for the Escrow Accounts, (v) fifty percent (50%) of the costs incurred by the Company for the 2025 audit of its financial statements and related costs for audit readiness.

“Unresolved Claims” has the meaning set forth in Section 7.5(b).

“Unresolved RI Deductible Claims” has the meaning set forth in Section 7.5(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

B. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

C. Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Provided or Made Available. The phrases “provided” or “made available” with respect to any information or document to be furnished or provided by any Selling Party shall be deemed satisfied only if a true and complete copy of such information or document (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Purchaser to download from the online data site maintained by Seller or its representatives on behalf of Seller by the close of business on the third Business Day immediately preceding the date hereof.

The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Exhibit A

Illustrative Calculation of Closing Working Capital

[Omitted]

Exhibit B

Employment / Consulting Agreement

[Omitted]

Exhibit C

Transaction Expenses

[Omitted]

Exhibit D

Tax Allocation Schedule

[Omitted]

INDEX OF SCHEDULES

Pursuant to Item 601(a)(5) of Regulation S-K, the schedules to this Agreement have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 1.1: Knowledge Individuals

Schedule 2.6(f): Employment / Consulting Agreement Counterparties

Schedule 2.6(g): Resignations and Releases

Schedule 3.2(b): Selling Party Consents of Third Parties

Schedule 3.4: Selling Party Litigation

Schedule 3.5: Selling Party Financial Advisors

Schedule 4.1: Foreign Qualifications

Schedule 4.3(a): Company Conflicts

Schedule 4.3(b): Company Consents of Third Parties

Schedule 4.4(b): Capitalization

Schedule 4.5: Subsidiaries

Schedule 4.7: Financial Statements

Schedule 4.9: Absence of Certain Developments

Schedule 4.10: Taxes

Schedule 4.11: Title To and Sufficiency of Assets

Schedule 4.12(a): Real Property

Schedule 4.13(b): Personal Property Leases

Schedule 4.14(a): Company Intellectual Property

Schedule 4.14(c): Ownership of Intellectual Property

Schedule 4.14(g): Intellectual Property Licenses

Schedule 4.14(q): Software

Schedule 4.15(a): Material Contracts

Schedule 4.15(b): Material Contracts Continuing Effect

Schedule 4.16(a): Plans

Schedule 4.17(a): Employees

Schedule 4.17(b): Independent Contractors and Contingent Workers

Schedule 4.18: Litigation

Schedule 4.19(b): Company Permits

Schedule 4.19(d): Responsible Persons

Schedule 4.20: Environmental Matters

Schedule 4.21: Insurance

Schedule 4.22: Accounts and Notes Receivable

Schedule 4.23: Related Party Transactions

Schedule 4.24: Banks; Power of Attorney

Schedule 4.26(1): Standard Payment Terms

Schedule 4.26(2): Special Programs

Schedule 4.27(a): Inventory Obsolescence

Schedule 4.27(c): Consigned Goods

Schedule 4.28(a)(i): Largest Customers

Schedule 4.28(a)(ii): Backlog

Schedule 4.28(a)(iii): Customer Incentives

Schedule 4.28(b)(i): Largest Vendors

Schedule 4.28(b)(ii): Vendor Incentives

Schedule 5.3: Purchaser Conflicts; Consents of Third Parties

Schedule 7.2(a)(v): Special Indemnities